SITEK, INCORPORATED

                        FOUNDER, CEO EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of June 7, 1999 by and between SITEK, Inc., a Delaware corporation ("SITEK"), and Don M. Jackson, Jr. an individual and SITEK founder ("Jackson"). Jackson's position with SITEK shall be Director, Chairman of the Board and Chief Executive Officer (CEO). He shall also retain the title of President until such time as he and the Board of Directors choose to nominate and elect a President who shall report to the Chairman and CEO.

Jackson and SITEK wish to provide mutual promises and assurances that will define the nature and terms and conditions of their relationship. Therefore, in consideration of the mutual promises, acknowledgments and representations herein, the parties agree as follows:

         1. EMPLOYMENT AND DUTIES. Jackson will work exclusively and on a full-time basis for SITEK and shall devote his best efforts to accomplishing the goals and objectives mutually established with SITEK's Board of Directors (Board). Jackson's primary title shall be Chairman of the Board, Chief Executive Officer and President.

         2. TERM. Employment under this Agreement shall commence on the effective date and shall continue for a period of five (5) years, unless earlier terminated as set forth in Section 5 below. Thereafter, this Agreement shall automatically renew for additional three (3)-year terms unless either party gives the other written notice of non-renewal at least one (1) year prior to the expiration of the initial term or any renewal term.

         3. COMPENSATION.

           (a) BASE SALARY. SITEK agrees to pay Jackson a base salary, before deducting all applicable withholdings, at the rate of $225,000 per year, which shall be payable in accordance with SITEK's standard payroll policies as they may be revised from time to time. SITEK shall consider increases in the annual rate of pay to be effective on Jackson's June 7, of each year.

           (b) INCENTIVE BONUS. Jackson shall be entitled to participate in a bonus plan for SITEK Executives. By meeting specific objectives established with the CEO, Jackson may earn, in addition to his base salary, an incentive bonus at the discretion of the Board based on the performance of SITEK.

           (c) AUTO ALLOWANCE. Jackson is entitled to an automobile allowance of $650 per month (after withholding), paid on the last day of the month as a payroll item. Payment of Auto Allowance shall begin on condition of cash availability.

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         4. BENEFITS.  In addition to the compensation  described  above,  while
Jackson is employed, SITEK shall provide Jackson the benefits described in this section. All benefits shall terminate upon expiration or termination of this Agreement and unused benefits shall have no cash value and shall not be compensated to Jackson upon termination or expiration of this agreement.

           (a) HEALTH AND MEDICAL INSURANCE. SITEK shall pay for and provide Jackson and his family with the same type of health, medical, dental and vision insurance as is provided from time to time to all of SITEK's Founder Executives.

           (b) LIFE AND DISABILITY INSURANCE. SITEK will reimburse Jackson for life insurance now in effect for Jackson in at a premium of approximately $2,000 per quarter. In addition to any disability income available from the Arizona Worker's Compensation Fund, SITEK shall also reimburse Jackson for his long-term disability insurance policy for Jackson at a rate of approximately $900 per quarter. Jackson shall be subject to all exclusions, limitations and restrictions contained in the life and disability policies provided and SITEK shall not be a guarantor of any benefits available under these policies.

           (c) PAID TIME OFF. Jackson shall have three weeks annual vacation. If Jackson is unable, due to the demands of his position, take vacation, the vacation shall accrue into the next year. Jackson may accrue unused vacation up to 27 weeks. Additional time off for illness or personal business may be taken up to two weeks without the approval of the Board.

           (d) EXPENSE REIMBURSEMENT. SITEK shall, upon receipt of appropriate documentation, reimburse Jackson for his reasonable travel, lodging and other ordinary and necessary business expenses consistent with SITEK's policies as in effect from time to time.

           (e) RETIREMENT. Jackson will be eligible to participate in SITEK's 401K retirement program.

         5. TERMINATION. SITEK may terminate this Agreement at any time in the manner provided herein. Jackson may terminate this Agreement at any time upon delivery of thirty days' written notice. Termination of this Agreement shall terminate completely Jackson's employment with SITEK.

         6. NOTICE OF NON-RENEWAL.

           (a) Notice of non-renewal shall be given in writing at least one-year prior to expiration of the then current term, in which case, this Agreement shall not be automatically renewed and shall terminate upon expiration of the then current term. Upon termination under this term, Jackson shall receive one year's severance pay and other benefits upon termination.

           (b) FOR CAUSE. SITEK may terminate this Agreement for cause upon written notice to Jackson stating the facts constituting such cause. If Jackson is terminated for cause, SITEK shall be obligated to pay Jackson's base salary at the current rate due him through the date of termination. For purposes of

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this section,  "cause" shall  include:  (1) neglect of duties as  established by mutual consent (2) the appropriation or attempted appropriation of a material business opportunity of SITEK, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of SITEK; (3) the misappropriation or attempted misappropriation of any of SITEK's funds or property; (4) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, or any other crime with respect to which imprisonment is a possible punishment.

           (c) WITHOUT CAUSE. SITEK may terminate this Agreement at any time without cause, by giving 120 days' written notice to Jackson. Within seventy-two hours of termination without cause, SITEK shall pay to Jackson the base salary due him through the date of termination plus the amount remaining under the term of this agreement plus an additional three years' salary. SITEK shall provide paid medical insurance for Jackson and his family and the other benefits for a period of three (3) years after termination without cause. If Jackson is terminated without cause, SITEK will also vest all non-vested options and shares in the company due Jackson and Jackson's shares and options shall have "piggyback" registration rights in any subsequent public offering for a period of ten (10) years

           (d) DISABILITY. If during the term of this Agreement, Jackson fails to perform his duties hereunder because of illness or other incapacity for a period of 90 consecutive days, the SITEK board of directors shall have the right to elect a replacement CEO and release Jackson to full benefits to which he is due.

           (e) DEATH. If Jackson dies during the term of this Agreement, this Agreement shall terminate immediately, and Jackson's beneficiaries shall be entitled to receive the base salary and benefits due Jackson through the term of the agreement, and any other death benefits generally applicable to Executives.

           (f) ACQUISITION, MERGER OR TAKEOVER. In the event that SITEK is acquired, merged or taken over by another entity, Jackson's stock and options shall immediately vest and this agreement shall automatically renew for five years.

         7. NONDISCLOSURE OF PROPRIETARY INFORMATION. SITEK, including in part Jackson's direction and leadership, invents, develops, manufactures and markets processes and products that involve experimental or inventive work. SITEK's success depends upon the protection of these processes and products by patent or by secrecy. Jackson will substantially contribute to and have access to much of SITEK's "Proprietary Information." It is mutually agreed that SITEK and Jackson will keep such information secret:

           (a) "PROPRIETARY INFORMATION" SHALL MEAN: (i) any and all methods, inventions, improvements, information, data or discoveries, whether or not patentable, that are secret, proprietary, confidential or generally undisclosed, (including information originated or provided by Jackson) in any area of knowledge, including information concerning trade secrets, processes, software, products, patents, inventions, formulae, apparatus, techniques, technical data,

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improvements,  specifications,  servicing,  attributes  and relative  attributes relating to any of SITEK's equipment, devices, processes or products; and (ii) the identities of SITEK's customers and potential customers ("Customers") including Customers Jackson successfully cultivates or maintains during his Engagement using SITEK's products, name or infrastructure; the identities of contact persons at Customers; the preferences, likes, dislikes and technical and other requirements of Customers and contact persons with respect to product types, pricing, sales calls, timing, sales terms, rental terms, lease, terms, service plans, and other marketing terms and techniques; SITEK's business methods, practices, strategies, forecasts, know-how, pricing, and marketing plans and techniques; the identity of key accounts; the identity of potential key accounts; and the identities of SITEK's key customer representatives and
Executives.   Proprietary  Information  shall  not  be  deemed  to  include  (i)
information that was known to Jackson on a non-confidential basis prior to the Engagement with SITEK of this Agreement or (ii) information that is or hereafter becomes known to the general public without a breach or fault on the part of Jackson.

           (b) Jackson acknowledges that SITEK has exclusive property rights to certain Proprietary Information and Jackson hereby assigns all rights he might possess in certain Proprietary Information to SITEK. Except as required in the performance of the duties of his employment with SITEK, Jackson will not at any time during or after the term of his Engagement, without the prior written consent of SITEK, directly or indirectly use, communicate, disclose, disseminate, lecture upon, publish articles or otherwise put in the public domain, any Proprietary Information or any other information of a secret, proprietary, confidential or general undisclosed nature relating to SITEK, its products, Customers, processes or services, including information relating to testing, research, development, manufacturing, marketing or selling.

           (c) All documents, records, notebooks, notes, memoranda, data bases, and similar repositories containing Proprietary Information made or compiled by Jackson at any time during his term of employment, including any and all copies thereof, are and shall be the property of SITEK, shall be held by him in trust solely for the benefit of SITEK, and shall be delivered to SITEK by him on the termination of his employment or at any other time upon the request of SITEK.

           (d)  Jackson  agrees  to  certify  in  writing  at  or  before  final termination of the employment that Jackson no longer has in Jackson's possession, custody or control any copies of any business documents generated at or relating to SITEK nor SITEK's Proprietary Information, whether in hard copy, on a computer's hard drive, on disks or in any other form or media.

           (e) All pertinent information regarding SITEK's business disclosed to, learned by or developed by Jackson during the course of the employment shall be presumed to be Proprietary Information.

           (f) Jackson agrees to provide notification, at the start of any new engagement or employment, to all subsequent Employers or contracting parties who are involved in any way in the semiconductor industry or are otherwise SITEK's competitors, of the terms and conditions of this Agreement, along with a copy of this Agreement.

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         8. INVENTIONS.

         For purposes of this section, the term "Inventions" shall mean discoveries, concepts, and ideas, whether patentable or not, including improvements, know-how, data, processes, methods, formulae, and techniques, concerning SITEK activities, business and products that Jackson makes, discovers or conceives either solely or jointly with others during employment by SITEK and, if based on or related to Proprietary Information, at any time after termination of such employment. All Inventions shall be solely the property of SITEK and Jackson agrees to perform the requirements of this Section with respect thereto without the payment by SITEK of any royalty or any consideration other than as provided in this Agreement.

         Jackson shall apply, at SITEK's request, support and expense, for United States and foreign letters patent in Jackson's name (or jointly if the patent has several authors).

         Jackson hereby assigns to SITEK all rights to Inventions, and to applications for United States and/or foreign letters patent and to United States and/or foreign letters patent granted upon Inventions generated under this agreement and during the term of Jackson's employment.

         Jackson shall acknowledge and deliver promptly to SITEK without charge to SITEK but at its expense such written instruments (including applications and assignments) and do such other acts, such as giving testimony in support of Jackson's inventorship, as may be necessary in the opinion of SITEK to obtain, maintain, extend, reissue and enforce United States and/or foreign letters patent relating to the Inventions and to vest the entire right and title thereto in SITEK or its nominee.

         Jackson's obligation to assist SITEK in obtaining and enforcing patents for Inventions in any and all countries shall continue beyond employment but SITEK shall compensate Jackson at a reasonable rate for time actually spent at SITEK's request on such assistance. If SITEK is unable for any reason whatsoever to secure Jackson's signature to any lawful and necessary document required to apply for or execute any patent application with respect to any Inventions, including renewals, extensions, continuations, division or continuations in part thereof, Jackson hereby irrevocably designates and appoints SITEK and its duly authorized officers and agents, as his agents and attorneys-in-fact to act for and in his behalf and instead of Jackson, to execute and file any application and to do all other lawful permitted acts to further the prosecution and issuance of patents with the same legal force and effect as if executed by Jackson.

         As a matter of record Jackson has identified on Exhibit A attached hereto all inventions or improvements relevant to the activity of SITEK which have been made or conceived or first reduced to practice by Jackson alone or jointly with others prior to his Engagement by SITEK, that he desires to remove from the operation of this and Jackson covenants that such list is complete. If there is no such list or if no Exhibit A is attached, Jackson represents that he has made no such inventions and improvements at the time of signing this Agreement.

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         9. NON-SOLICITATION OF CUSTOMERS OR EMPLOYEES OF SITEK.

         For a period of one year after termination of this Agreement, Jackson agrees not to solicit or call on any third party or entity, any customer or potential customer of SITEK whom Jackson solicited or called on during the one year period immediately prior to the termination of his employment, or such customers or potential customers with which he became acquainted or of which he learned during his last year of employment unless the products or service represented do not compete with any of the products or services manufactured, assembled, distributed, offered or sold by SITEK.

         During the term of this Agreement and for a period of one year after termination this Agreement, Jackson will not solicit any of SITEK's Employees for a competing business or otherwise induce or attempt to induce such Employees to terminate their employment with SITEK.

         10. EXCLUSIVE ENGAGEMENT. During the period of this Agreement, Jackson shall not, without the Board's express written consent, engage in any employment, consulting activity or business other than for SITEK. Activity as a passive investor in or outside director for another business enterprise shall not be considered a violation of this section for so long as such business enterprise is not competing or conducting business with SITEK and so long as such activities do not adversely impact the performance of Jackson's duties to SITEK.

         11. NON-COMPETE. The parties acknowledge that Jackson has acquired or will acquire much knowledge and information concerning SITEK's business and Customers as the result of Jackson's status as founder and Executive employee. The parties further acknowledge that the scope of business in which SITEK is engaged is worldwide and very competitive, that such business is one in which few companies can compete successfully, and that competition by Jackson in that business would injure SITEK severely. Accordingly, Jackson agrees that during his employment and for a period of one year following the end of the employment, Jackson will not take any of the following actions within 1,500 miles of Jackson's principal office location, or, in the event Jackson had an assigned territory, in the territory or territories Jackson worked in on behalf of SITEK:

           (a) Directly or indirectly, sell or attempt to sell products or services for or on behalf of any business that manufactures, assembles, distributes, offers or sells any products or services that compete with any services or products then manufactured, assembled, distributed, offered or sold by SITEK;

           (b) Persuade or attempt to persuade any potential customer or client to which SITEK has made a proposal or sale, or with which SITEK has been having discussions, not to transact business with SITEK, or instead to transact business with Jackson, another person or organization;

           (c) Solicit the business of any company that has been a customer or client of SITEK at any time during Jackson's employment, provided, however, if Jackson becomes employed by or represents a business that exclusively sells products or services that do not compete with products or services then marketed or intended to be marketed by SITEK, such contact shall be permissible.

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         12.  COMPLIANCE  WITH  LAW AND  AMENDMENT  BY  COURT:  If  there is any conflict between any provision of this Agreement and any statue, law, regulation or judicial precedent, the latter shall prevail, but the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. If any part of this Agreement shall be held by a court of proper jurisdiction to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account thereof, but: (i) the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in an unconscionable injustice; and
(ii) the court shall amend the Agreement to the extent necessary to make the Agreement valid and enforceable.

         13. FREEDOM FROM ENGAGEMENT RESTRICTIONS. Jackson represents and warrants that Jackson has not entered into any agreement, whether express, implied, oral, or written, that poses an impediment to Jackson's employment by SITEK including Jackson's compliance with the terms of this Agreement. In particular, Jackson is not subject to a preexisting non-competition agreement, and no restrictions or limitations exist respecting Jackson's ability to perform fully Jackson's obligations to SITEK.

         14. THIRD PARTY TRADE SECRETS. During Jackson's employment, Jackson agrees not to copy, refer to, or in any way use information that is proprietary to any third party (including any previous Employers). Jackson represents and warrants that he has not improperly taken any documents, listings, hardware, software, discs, or any other tangible medium that embodies Proprietary Information from any third party, and that Jackson does not intend to copy, refer to, or in any way use information that is proprietary to any third party in performing Jackson's duties for SITEK.

         15. INJUNCTIVE RELIEF. Jackson acknowledges that a breach of this Agreement is likely to result in irreparable and unreasonable harm to SITEK, that damages caused by a breach would be extremely difficult to calculate, and that injunctive relief, as well as damages, would be appropriate.

         16. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon Jackson, his heirs, executors, assigns, and administrators and shall inure to the benefit of SITEK, its successors, and assigns.

         17. WAIVER. No waiver of any of the provisions of this Agreement shall be deemed to, or shall constitute a waiver of, any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         18. GOVERNING LAW AND VENUE. Arizona law shall govern the construction and enforcement of this Agreement and the parties agree that any litigation pertaining to this Agreement shall be in courts located in Maricopa County, Arizona, and each of the parties consents to the exclusive jurisdiction of such courts and waives any objection to jurisdiction or venue of such courts.

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         19. CONSTRUCTION.  The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for nor against any party. The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. All terms used in one number or gender shall be construed to include any other number or gender as the context may require. The parties agree that each party has reviewed this Agreement and has had the opportunity to have counsel review the same and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendment or any exhibits thereof.

         20. NONDELEGABILITY OF JACKSON'S RIGHTS AND SITEK ASSIGNMENT RIGHTS. The obligations, rights and benefits of Jackson hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer. Upon reasonable notice to Jackson, SITEK may transfer Jackson to an affiliate of SITEK, which affiliate shall assume the obligations of SITEK under this Agreement. This Agreement shall be assigned automatically to any entity merging with or acquiring SITEK or its business.

         21. SEVERABILITY. In the event any term or provision of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and either
(a) the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it valid and enforceable or (b) if such a modification is not possible, this Agreement shall be interpreted as if such invalid or unenforceable provision were not a part hereof.

         22. ATTORNEYS' FEES. Except as otherwise provided herein, in the event any party hereto institutes an action or other proceeding to enforce any rights arising out of this Agreement, the party prevailing in such action or other proceeding shall be paid all reasonable costs and attorneys' fees by the non-prevailing party, such fees to be set by the court and not by a jury and to be included in any judgment entered in such proceeding.

         23. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed duly given upon receipt if either personally delivered, sent by certified mail, return receipt requested, or sent by a nationally-recognized overnight courier service, addressed to the parties as follows:

If to SITEK:               SITEK, Inc.
                           Attention: President/Chief Executive Officer
                           1817 West  4th Street
                           Tempe, Arizona 85281

With a copy to:            Quarles & Brady
                           Attention: David T.  Barton
                           One East Camelback Road, Suite 400
                           Phoenix, Arizona  85012

If to Jackson:             Don M. Jackson, Jr.
                           4453 East Mockingbird Lane
                           Paradise Valley, Arizona 85253

or to such other address as any party may provide to the other in accordance with this Section.

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
         24. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof (I.E., Jackson's employment by SITEK) and supersedes all prior or contemporaneous understandings or agreements in regard thereto. No modification or addition to this Agreement shall be valid unless in writing, specifically referring to this Agreement and signed by all parties.

         IN WITNESS WHEREOF, the parties have executed this Agreement.

EMPLOYER:                                            Chief Executive Officer

         SITEK, Inc.,                                /s/ Don M. Jackson, Jr.
         A Delaware Corporation                      ---------------------------
                                                         Don M. Jackson, Jr.

         /s/ Maurice Mcgill
         ---------------------------
         Maurice McGill

         /s/ L. Richard Myersl
         ---------------------------
         L. Richard Myers

         /s/ Dan L. Shunk, PhD
         ---------------------------
         Dan L. Shunk, PhD

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                                    Exhibit A

                                      None




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